Exhibits 5.1 and 23.1

8111 Lyndale Avenue South, Bloomington, Minnesota  55420-1196

March 20, 2026

The Toro Company
8111 Lyndale Avenue South
Bloomington, Minnesota 55420

Re:          Registration Statement on Form S-8 for The Toro Company 2026 Equity Plan

Ladies and Gentlemen:

I am the Vice President, General Counsel and Corporate Secretary of The Toro Company (the “Company”). In connection with the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “SEC”) relating to the registration of (i) 3,650,000 shares (the “New 2026 Plan Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to awards under The Toro Company 2026 Equity Plan (the “2026 Plan”); (ii) 235,539 of the 1,568,361 shares of Common Stock remaining available for issuance under The Toro Company 2022 Equity and Incentive Plan (the “2022 Plan”), as of the effective date of the 2026 Plan (the “Effective Date”) but not subject to outstanding awards as of the Effective Date, which have not previously been registered by the Company under a Registration Statement on Form S-8 previously filed by the Company with the SEC (the “Unregistered 2022 Plan Carryover Shares” and together with the New 2026 Plan Shares, the “Shares”); and (iii) such indeterminate number of shares of Common Stock as may become available under the 2026 Plan as a result of the adjustment provisions thereof, please be advised that as counsel to the Company, upon examination of such corporate documents and records as I have deemed necessary or appropriate for the purpose of rendering this opinion, it is my opinion that the Shares being offered by the Company, when issued in accordance with proper corporate authorizations, will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the above-captioned Registration Statement, and to the reference to my name under the heading “Interests of Named Experts and Counsel” contained in the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Joanna M. Totsky
Joanna M. Totsky
Vice President, General Counsel and Corporate Secretary